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Exhibit (a)(1)(c)
Form of Election Form

WIND RIVER SYSTEMS, INC.
OFFER TO EXCHANGE OPTIONS

ELECTION FORM

EMPLOYEE NAME:

BEFORE SIGNING THIS ELECTION FORM, PLEASE MAKE SURE YOU HAVE RECEIVED, READ AND UNDERSTAND THE DOCUMENTS THAT MAKE UP THIS OFFER, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the offer to exchange), (2) the emails from our President and Chief Executive Officer, Thomas St. Dennis, each dated March 21, 2003, (3) this election form, and (4) the withdrawal form. This offer is subject to the terms of these documents as they may be amended prior to the expiration date of the offer. BY SIGNING THIS ELECTION FORM, YOU AGREE TO ALL TERMS OF THIS OFFER AS SET FORTH IN THESE DOCUMENTS.

        This offer provides eligible employees who hold eligible options the opportunity to exchange these options for new options, the terms of which are described in the offer to exchange. Eligible options are those options granted under one of the eligible option plans listed in Section 3 of the offer to exchange that have an exercise price per share equal to or greater than $11.00. If you participate in this offer, you must also exchange all options granted to you by Wind River on or after September 21, 2002, regardless of exercise price. This election form will not be complete and your options will not be accepted for tender if such options are not identified for tender in the table below. This offer expires at 5:00 p.m., Pacific time, on Thursday, April 17, 2003 unless we, in our discretion, extend it.

        You will lose your rights to all exchanged options that are cancelled in the offer. Your cancelled options will not be reinstated and you will not receive new options if your employment with Wind River ends for any reason before the date we grant the new options.

        If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. You may withdraw this election by submitting a properly completed and signed withdrawal form on or before the expiration date, which will be 5:00 p.m., Pacific time, Thursday, April 17, 2003, unless we extend it.

☐	I ELECT to participate as indicated below (please initial next to the option grants that you elect to exchange and cancel):

Initial to Indicate You are Tendering the Option	Option Number	Option Date	Plan/Option Type	Exercise Price	Shares Outstanding

        I acknowledge that my election is voluntary. I have read and understand the offer to exchange and the related documents and this election form, including the instructions. I also acknowledge that I will be unable to revoke this election form after 5:00 p.m., Pacific time, on Thursday, April 17, 2003.

Employee Signature	Email Address
Employee Name (Please print)	Date and Time

SIGNATURE MUST BE THE SAME AS NAME LISTED ON OPTION AGREEMENT

PAM SHERIDAN MUST RECEIVE THIS ELECTION FORM NO LATER THAN 5:00 P.M.,
PACIFIC TIME, ON THURSDAY, APRIL 17, 2003

PLEASE REVIEW AND FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM

WIND RIVER SYSTEMS, INC.
OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS TO ELECTION FORM

1.    DELIVERY OF ELECTION FORM.

        A properly completed and signed original of this election form or a fax of it must be received by Pam Sheridan by (a) hand delivery at office number B3081, Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, (b) fax at (510) 749-2944 or (c) United States or international mail at Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, U.S.A., on or before 5:00 p.m., Pacific time, on Thursday, April 17, 2003, referred to in these instructions as the expiration date. Delivery by any other means, including email, any form of interoffice mail or any other fax number, will not be accepted.

        YOU ARE RESPONSIBLE FOR THE SUCCESSFUL DELIVERY OF ALL DOCUMENTS, INCLUDING YOUR ELECTION FORM AND ANY WITHDRAWAL FORM. WE INTEND TO CONFIRM THE RECEIPT OF YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM WITHIN TWO BUSINESS DAYS AFTER WE RECEIVE THEM. IF YOU HAVE NOT RECEIVED A CONFIRMATION, YOU SHOULD SEND AN EMAIL TO OPTIONEXCHANGE@WINDRIVER.COM TO CONFIRM THAT WE HAVE RECEIVED YOUR ELECTION FORM AND/OR ANY WITHDRAWAL FORM.

        Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, email or other method of communication.

        Wind River will not accept any alternative, conditional or contingent tenders. Although we intend to send you a confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been cancelled. We expect to cancel your exchanged options on the first business day after the expiration date, currently scheduled to be April 18, 2003.

2.    WITHDRAWAL AND ADDITIONAL TENDERS.

        Tenders of options made through the offer may be withdrawn at any time before 5:00 p.m., Pacific time, on Thursday, April 17, 2003. If Wind River extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although Wind River currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 5:00 p.m., Pacific time, on May 15, 2003, you may withdraw your tendered options at any time thereafter. To withdraw tendered options you must submit a signed and dated withdrawal form, with the required information, to Pam Sheridan in the manner set forth above while you still have the right to withdraw the tendered options. You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange your withdrawn options before 5:00 p.m., Pacific time, on the expiration date. To re-elect to exchange your withdrawn options, you must submit a new election form to Pam Sheridan before the expiration date by following the procedures described in these instructions. Your new election form must include the required information regarding all of your options and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly tendered election or withdrawal form we receive before 5:00 p.m., Pacific time, on the expiration date.

3.    TENDERS.

        As more fully set forth in the offer to exchange, Wind River will not accept partial tenders of individual option grants. Accordingly, you may elect to exchange all or none of the shares subject to a particular eligible option. In addition, if you participate in this offer, you must elect to exchange all options granted to you on or after September 21, 2002, regardless of the exercise price.

4.    SIGNATURES ON THIS ELECTION FORM.

        If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change. If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and submit with this election form proper evidence satisfactory to Wind River of the authority of that person to act in that capacity.

5.    OTHER INFORMATION ON THIS ELECTION FORM.

        In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current email address.

6.    REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES.

        Any questions or requests for assistance, as well as requests for additional copies of the offer to exchange or this election form may be directed to optionexchange@windriver.com or to the Option Exchange Help Line at (510) 749-2995. Copies of the offer to exchange and any related materials will be furnished promptly at our expense.

7.    IRREGULARITIES.

        We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and tender of any eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. We will strictly enforce the expiration date and time, subject only to an extension that we may grant in our discretion.

8.    ADDITIONAL DOCUMENTS TO READ.

        You should be sure to read the offer to exchange, all documents referenced therein, and the emails from our President and Chief Executive Officer, Thomas St. Dennis, each dated March 21, 2003, before deciding to participate in the offer.

9.    IMPORTANT TAX INFORMATION.

        If you are subject to the tax laws of the United States, you should refer to Section 15 of the offer to exchange, which contains important federal income tax information. If you are subject to the tax laws of another country, you should refer to Schedules C through H of the offer to exchange, as applicable, which contain important tax information. We also recommend that you consult with your personal tax and/or financial advisors before deciding whether to participate in this offer.

10.  DATA PRIVACY; ACKNOWLEDGEMENT AND WAIVER.

        Data Privacy.    To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to disclose that information to third parties who are assisting with the offer. By submitting this election form or any withdrawal form, you agree to such collection, use and transfer of your personal data by us and third parties assisting us with the offer, but only for the purpose of administering your participation in this offer. By submitting this election form or any withdrawal form, you also acknowledge and agree that:

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  the parties receiving this data may be located outside of the United States, and the recipient's country may have different data privacy laws and protections than the United States;

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  the data will be held only as long as necessary to administer and implement the offer;

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  you can request from us a list of the parties that may receive your data;

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  you can request additional information about how the data is stored and processed; and

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  you can request that the data be amended if it is incorrect.

        You may, at any time, withdraw your consent in writing by contacting us at the address set forth above. You understand that if withdraw your consent, however, you will not be able to participate in this offer.

        Acknowledgement and Waiver.    By accepting this offer, you acknowledge that (a) your acceptance of the offer is voluntary; (b) your acceptance of the offer shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause; (c) no claim or entitlement to compensation or damages arises from the termination or diminution in value of the options you exchange in the offer; (d) the future value of Wind River's common stock is uncertain and cannot be predicted; and (e) the offer, the exchanged options and the new options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

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WIND RIVER SYSTEMS, INC. OFFER TO EXCHANGE OPTIONS ELECTION FORM
WIND RIVER SYSTEMS, INC. OFFER TO EXCHANGE OPTIONS INSTRUCTIONS TO ELECTION FORM